Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this offering statement on Form 1-A of CloudCommerce, Inc. (the “Company”) of our report. which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 13, 2018, relating to our audit of the financial statements of the Company as of December 31, 2017 and June 30, 2017, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the six months ended December 31, 2017 and for the fiscal years ended June 30, 2017 and 2016, and to the reference to us under the heading “Experts” in the Offering Circular, which is part of this Offering Statement.

/s/ Liggett & Webb, P.A.

We have served as the Company's auditor since 2015 until 2018.

New York, New York

August 30, 2019